Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2009 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 2, 2010 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2009.

The Company reported a net loss of $36,136,000, or $0.82 per share, for the year ended December 31, 2009, compared with a net loss of $50,864,000, or $1.16 per share, for the year ended December 31, 2008.  For the quarter ended December 31, 2009, the Company reported a net loss of $9,868,000, or $0.22 per share, compared with a net loss of $9,629,000, or $0.22 per share, for the quarter ended December 31, 2008.

At December 31, 2009, the Company had a total of approximately $163,491,000 in cash and marketable securities, which includes $46,100,000 drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at December 31, 2009, the Company had a total of approximately $117,391,000 in cash and marketable securities.

Operational Highlights for 2009

ARQ 197

•                  Completion of patient enrollment in a randomized, placebo controlled Phase 2 trial in non-small cell lung cancer (NSCLC) testing the combination therapy of ARQ 197, an orally available, small molecule inhibitor of the c-Met receptor tyrosine kinase, and erlotinib;

•                  Substantial completion of patient enrollment in an open label Phase 2 trial of ARQ 197 in c-Met-associated soft tissue sarcomas;

•                  Advancement and expansion of the ARQ 197 clinical trial program to include the following indications: NSCLC, c-Met-associated soft tissue sarcomas, pancreatic adenocarcinoma, hepatocellular carcinoma, colorectal cancer and germ cell tumors;

•                  Expanded testing of ARQ 197 in combination with targeted and cytotoxic therapies, including sorafenib and gemcitabine.

Pipeline / Discovery

•                  Continued dose escalation in a Phase 1 trial with ARQ 621, an inhibitor of the Eg5 kinesin motor protein;

•                  Presentation of pre-clinical data regarding fibroblast growth factor receptor (FGFR) inhibitors;

•                  Progress in our AKIP™ technology collaboration with Daiichi Sankyo leading to renewed financial commitment.

Plans for 2010

ARQ 197

“Clinical progress with ARQ 197 during 2009 has laid the foundation for establishing the following objectives for 2010, “ said Paolo Pucci, chief executive officer of ArQule.

•                  Reporting of data from Phase 2 trials in second/third line NSCLC and c-Met-associated soft tissue sarcomas in the first half of the year;

•                  Initiation of Phase 3 trials in NSCLC and c-Met-associated soft tissue sarcomas if the final analysis of Phase 2 data, as well as discussions with our partner, Daiichi Sankyo, and regulatory authorities, support such trials.

“We also plan an additional set of objectives related to the second wave of ARQ 197 clinical trials that has been agreed upon with our partner,” said Mr. Pucci.

•                  Substantial completion of patient accrual in the ongoing Phase 2 hepatocellular carcinoma trial;

•                  Completion of Phase 1 combination trials with gemcitabine and sorafenib;

•                  Accrual of patients in the recently initiated Phase 1-2 trial in colorectal cancer and Phase 2 trial in germ cell tumors.

Pipeline

•                  Completion of dose escalation in the ongoing Phase 1 trial of ARQ 621 in the first half of the year;

•                  Filing of an Investigational New Drug (IND) application for one new molecule from either our B-RAF or FGFR programs.

“Having ended 2009 with $117.4 million in cash and marketable securities, net of notes payable of $46.1 million, we believe we are in a strong position to fund these activities going forward,” said Mr. Pucci.  “We are committed to manage our resources in a highly disciplined fashion, and we will continue to conduct portfolio prioritization on a regular basis.”

Revenues and Expenses

Revenues for the year ended December 31, 2009 were $25,198,000, compared with revenues of $14,141,000 for the year ended December 31, 2008.  For the quarter ended December 31, 2009,

revenues were $7,286,000, compared with revenues of $5,367,000 for the quarter ended December 31, 2008.

Revenues in 2009 included research and development revenue from the Company’s ARQ 197 development and AKIP™ research collaboration agreements with Daiichi Sankyo and its ARQ 197 license agreement with Kyowa Hakko Kirin.  The increases in the 2009 periods were primarily due to revenue from Daiichi Sankyo.

Fiscal 2009 research and development expenses were $49,495,000, compared with $49,629,000 for fiscal 2008.  Fourth quarter 2009 research and development expenses were $14,136,000, compared with $10,409,000 for fourth quarter 2008.  Research and development expenses increased in the fourth quarter of 2009 primarily due to costs associated with ARQ 197 clinical programs.

General and administrative expenses for fiscal 2009 were $13,317,000, compared to $16,918,000 for fiscal 2008.  Fourth quarter 2009 general and administrative costs were $3,320,000, compared with $3,499,000 for the fourth quarter 2008.  The decrease in 2009 general and administrative costs was primarily due to non-recurring stock compensation costs incurred in 2008.

2010 Financial Guidance

For 2010, ArQule expects net use of cash to range between $43 and $47 million.  Revenues are expected to range between $24 and $28 million.  Net loss is expected to range between $34 and $38 million, and net loss per share to range between $(0.76) and $(0.84) for the year.  ArQule expects to end 2010 with between $70 and $74 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, March 2, 2010.

Date:	Tuesday, March 2, 2010
Time:	9:00 a.m., eastern time
Conference Call Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	www.arqule.com

A replay of the conference call will be available beginning at Noon on March 2, 2010 for seven days and can be accessed by dialing toll-free (800) 642-1687 and outside the U.S. (706) 645-9291.  The confirmation code for replayed calls is 57465288.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  The Company’s pre-clinical pipeline includes a compound designed to inhibit the B-RAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197 and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2010 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2010), key corporate objectives for 2010, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of ARQ 197, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. In addition, certain of the Company’s marketable securities (auction rate securities) are traded in a market experiencing liquidity problems. Moreover, Daiichi

Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of ARQ 197 on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Research and development revenue	$7,286	$5,367	$25,198	$14,141

Costs and expenses:
Research and development	14,136	10,409	49,495	49,629
General and administrative	3,320	3,499	13,317	16,918
Total costs and expenses	17,456	13,908	62,812	66,547

Loss from operations	(10,170)	(8,541)	(37,614)	(52,406)

Interest income	248	494	1,089	3,342
Interest expense	(150)	(254)	(655)	(472)
Other income (expense) (1)	354	(1,328)	1,594	(1,328)
Net loss before taxes	(9,718)	(9,629)	(35,586)	(50,864)

Provision for income taxes	(150)	—	(550)	—

Net loss	$(9,868)	$(9,629)	$(36,136)	$(50,864)

Basic and diluted loss per share:
Net loss per share	$(0.22)	$(0.22)	$(0.82)	$(1.16)

Weighted average basic and diluted shares outstanding	44,397	43,989	44,169	43,870

(1) Net unrealized gain (loss) from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	December 31, 2009	December 31, 2008

Cash, equivalents and marketable securities- short term	$154,677	$141,890
Marketable securities- long term	8,814	64,219
	$163,491	$206,109

Total assets	$171,880	$214,212

Notes payable	$46,100	$47,750

Stockholders’ equity	$11,535	$43,467

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